Independent Auditors' Consent





The Board of Directors and Stockholders
Audiovox Corporation:


We consent to incorporation by reference in the registration statements (No. 33-18119 and 33-65580) on Form S-8 and (No. 333-00811) on Form S-3 of Audiovox
Corporation and subsidiaries of our report dated January 26, 1998, relating to the consolidated balance sheets of Audiovox Corporation and subsidiaries as of November 30, 1997 and 1996, and the related consolidated statements of income
(loss), stockholders' equity and cash flows for each of the years in the three-year period ended November 30, 1997, and all related schedules, which report appears in the November 30, 1997 annual report on Form 10-K of Audiovox Corporation and subsidiaries.





                                          s/KPMG PEAT MARWICK LLP
                                          KPMG PEAT MARWICK LLP




Jericho, New York
March 11, 1998

                                   Exhibit 23